Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Starbucks Corporation

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Debt	4.500% Senior Notes due 2028	457(r)(1)	750,000,000	99.873%	$749,047,500.00	0.0001531	$114,679.17
Fees to be Paid	Debt	4.800% Senior Notes due 2030	457(r)(1)	500,000,000	99.981%	499,905,000.00	0.0001531	76,535.46
Fees to be Paid	Debt	5.400% Senior Notes due 2035	457(r)(1)	500,000,000	99.907%	$499,535,000.00	0.0001531	$76,478.81

Total Offering Amounts:						$1,748,487,500.00		267,693.44
Total Fees Previously Paid:								0.00
Total Fee Offsets:								0.00
Net Fee Due:								$267,693.44

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Offering Note(s)

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate amount of those offerings is $1,748,487,500.